Contacts:
Ligand Pharmaceuticals Incorporated	LHA
Todd Pettingill	Bruce Voss
investors@ligand.com	bvoss@lhai.com
(858) 550-7893	(310) 691-7100
@Ligand_LGND

Ligand Appoints Pharmaceutical Executive Sarah Boyce to its Board of Directors

SAN DIEGO (October 15, 2019) – Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) (“Ligand” or “the Company”) announces the appointment of Sarah Boyce to the Company's Board of Directors, effective today. Ms. Boyce currently serves as President and CEO of Avidity Biosciences, Inc., a privately held biotechnology company pioneering the use of antibody-oligonucleotide conjugates (AOCTM) to treat rare muscle disorders and other serious diseases. Ms. Boyce's appointment increases the number of Ligand directors to nine.

“The addition of Sarah to Ligand’s Board brings a breadth of commercial and business development experience that will be valuable as the Company builds its portfolio of tools and drug discovery technologies to help serve the pharmaceutical industry,” said John Kozarich, Ph.D., Chairman of Ligand. “She has great experience working with business partners and has well-honed instincts for building businesses. We welcome Sarah to Ligand’s Board of Directors and look forward to her contributions.”

Prior to joining Avidity Biosciences in October 2019, Ms. Boyce served as a Director and President of Akcea Therapeutics, a publicly traded biopharmaceutical company focused on serious and rare diseases. Previously Ms. Boyce served as Chief Business Officer at Ionis Pharmaceuticals, where she was responsible for business development, alliance management, patient advocacy and investor relations. Prior to Ionis, she worked at Forest Labs, Alexion and Novartis in strategic planning and product commercialization for various products including Forest Laboratories’ Colobreathe®, Alexion’s Soliris® and Novartis’ Gleevec® and Tasigna®. Ms. Boyce also currently serves on the Board of Directors of Berkeley Lights Inc.

Ms. Boyce received a B.S. degree in microbiology from the University of Manchester, England.

About Ligand Pharmaceuticals

Ligand is a biopharmaceutical company focused on developing or acquiring technologies that help pharmaceutical companies discover and develop medicines. Our business model creates value for stockholders by providing a diversified portfolio of biotech and pharmaceutical product revenue streams that are supported by an efficient and low corporate cost structure. Our goal is to offer investors an opportunity to participate in the promise of the biotech industry in a profitable, diversified and lower-risk business than a typical biotech company. Our business model is based on doing what we do best: drug discovery, early-stage drug development, product reformulation and partnering. We partner with other pharmaceutical companies to leverage what they do best (late-stage development, regulatory management and commercialization) to ultimately generate our revenue. Ligand’s Captisol® platform technology is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. OmniAb® is a patent-protected transgenic animal platform used in the discovery of fully human mono-and bispecific therapeutic antibodies. Ligand has established multiple alliances, licenses and other business relationships with the world's leading pharmaceutical companies including Amgen, Merck, Genmab, BMS, Pfizer, Gilead, Janssen, Baxter International and Eli Lilly.

Follow Ligand on Twitter @Ligand_LGND.

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